                                  OFFICE LEASE



                                 by and between


                  INDELA CAMELSQUARE LIMITED LIABILITY COMPANY,
                      an Arizona limited liability company

                                   "Landlord"



                                       and

                            NETWORLD.COM INC., a(n)
                               Arizona Corporation
                                    "Tenant"



                             November 28, 1995









This lease proposal shall not be treated as an offer but merely as a proposal for review purposes. This proposal shall not be valid or binding unless and until accepted by Landlord in writing and fully executed copy delivered to both parties hereto. This proposal is subject to withdrawal or modification by Landlord at any time. Landlord reserves the right to offer premises simultaneously to other third parties. Therefore, the premises may be subject to prior leasing.

                                TABLE OF CONTENTS

                                                                            Page

I.       BASIC PROVISIONS....................................................1
II.      LEASED PREMISES.....................................................3
III.     LEASE TERM; COMMENCEMENT DATE.......................................4
IV.      SECURITY DEPOSIT....................................................5
V.       RENT; RENT TAX; ADDITIONAL RENT.....................................5
VI.      ADDITIONAL OPERATING EXPENSES, REAL ESTATE TAXES, IMPOSITIONS,
         ESTIMATED PAYMENTS..................................................6
VII.     INITIAL CONSTRUCTION................................................7
VIII.    CONDITION, REPAIRS AND ALTERATIONS..................................7
IX.      SERVICES............................................................9
X.       LIABILITY AND CASUALTY INSURANCE...................................10
XI.      CASUALTY DAMAGE....................................................12
XII.     WAIVER OF SUBROGATION..............................................13
XIII.    LANDLORD'S RIGHT TO PERFORM TENANT OBLIGATIONS.....................13
XIV.     DEFAULT AND REMEDIES...............................................13
XV.      LATE PAYMENTS......................................................16
XVI.     ABANDONMENT AND SURRENDER..........................................16
XVII.    INDEMNIFICATION AND EXCULPATION....................................17
XVIII.   ENTRY BY LANDLORD..................................................18
XIX.     SUBSTITUTE PREMISES................................................18
XX.      ASSIGNMENT AND SUBLETTING..........................................19
XXI.     USE OF LEASED PREMISES.............................................21
XXII.    SUBORDINATION AND ATTORNMENT.......................................22
XXIII.   ESTOPPEL CERTIFICATE...............................................23
XXIV.    SIGNS..............................................................23
XXV.     LIENS..............................................................23
XXVI.    HOLDING OVER.......................................................24
XXVII.   ATTORNEYS' FEES....................................................24
XXVIII.  RESERVED RIGHTS OF LANDLORD........................................26
XXIX.    EMINENT DOMAIN.....................................................26
XXX.     NOTICES............................................................27
XXXI.    RULES AND REGULATIONS..............................................27
XXXII.   ACCORD AND SATISFACTION............................................27
XXXIII.  HAZARDOUS MATERIALS REGULATION.....................................28
XXXIV.   MISCELLANEOUS............................

                                  OFFICE LEASE


                              I. BASIC PROVISIONS

1.1   Date:                   November 28, 1995

1.2   Landlord:               INDELA CAMELSQUARE LIMITED LIABILITY COMPANY,
                              an Arizona limited liability company

1.3   Landlord's Address:     4350 East Camelback Road, Suite 120G
                              Phoenix, AZ 85018

                              With Copy of Notice To:

                              Mr. Andrew G. Spiros, Esq.
                              288 Todd Road
                              Katonah, NY 10536

1.4   Tenant:                 NETWORLD.COM INC., a(n) Arizona Corporation

1.5   Tenant's Address:
      (a) Prior to            4413 N. Saddlebag Trail, #3
          Commencement Date:  Scottsdale, AZ  85251


      (b) Subsequent to
          Commencement Date:  4250 East Camelback Road
                              Suite 192K
                              Phoenix, Arizona  85018

1.6   Superior Lessor:        American National Insurance Company

1.7   Superior Lessor's       One Moody Plaza
      Address:                17th Floor
                              Galveston, TX  77550

1.8   Superior Mortgagee:     Aid Association for Lutherans

1.9   Superior Mortgagee's    Aid Association for Lutherans
      Address:                4321 North Ballard Road
                              Appleton, WI  54919-0001

1.10  Project:                The parcel of real estate commonly known as
                              "CamelSquare", located at the Northwest corner of 44th Street and Camelback Road, Phoenix,
                              Arizona, together
                              with the office buildings now or hereafter situated thereon, the landscaping, parking facilities and all other improvements and appurtenances thereto.

1.11  Building:               That certain office building commonly known
                              as Building "K", situated in the Project.

1.12  Leased Premises:        Approximately 1440 rentable square feet of
                              office space located on the 1st floor of the Building and known as Suite 192K , as outlined on the Floor Plan attached as Exhibit "A".

      Rentable Square Feet    295,013
      of Project:


      Permitted Use:          General Office use.


1.13  Lease Term:             One, (1) years.


1.14  Scheduled Commencement  December 1, 1995
      Date:


1.15  Annual Basic Rent:
          Year 1:             $21,600.00 ($1,800.00 per month) plus
                              applicable rental sales tax, [subject to adjustment pursuant to Article V and VI of this Lease.]

          Year 2:             $__________ ($_________ per month) plus
                              applicable rental sales tax, [subject to adjustment pursuant to Article V and VI of this Lease.]

          Year 3              $__________ ($_________ per month) plus
                              applicable rental sales tax, [subject to adjustment pursuant to Article V and VI of this Lease.]

          Year 4:             $__________ ($_________ per month) plus
                              applicable rental sales tax, [subject to adjustment pursuant to Article V and VI of this Lease.]

          Year 5:             $__________ ($_________ per month) plus
                              applicable rental sales tax, [subject to adjustment pursuant to Article V and VI of this Lease.]

1.16  Security Deposit:       $1,900.00, plus applicable rental sales tax.

1.17  Rent Escalation's:      None


1.18  Building Hours:         7:00 a.m. to 6:00 p.m., Monday through Friday,
                              and 7:00 a.m. to 1:00 p.m. on Saturday,
                              excluding recognized federal, state or local holidays.

1.19  Guarantors:             N/A


1.20  Broker:                 Koll -  CBS Real Estate Services Company
                              3033 N. 44th Street, Suite 100
                              Phoenix, Arizona  85018


1.21  Managing Agent:         Koll - CBS Real Estate Services Company
                              3033 N. 44th Street, Suite 100
                              Phoenix, Arizona  85018

1.22  Exhibits:               A = Leased Premises
                              B = Memorandum of Commencement Date
                              [reserved]
                              D = Building Rules and Regulations
                              [reserved]
                              [reserved]

1.23  Riders:                 [reserved]
                              [reserved]
                              [reserved]
                              D = Parking

                              II. LEASED PREMISES

     2.1 Leased Premises. Landlord leases to Tenant, and Tenant leases from Landlord, the Leased Premises, upon the terms and conditions set forth in this Lease and any modifications, supplements or addenda hereto (the "Lease"), including the Basic Provisions of Article I which are incorporated herein by this reference, together with the non-exclusive right to use, in common with Landlord and others, the Building Common Areas (as hereinafter defined). The term "Project Common Areas" means common hallways, corridors, walkways and footpaths, foyers and lobbies, bathrooms and janitorial closets, electrical and telephone closets, landscaped areas, and such other areas in the Project and within or adjacent to the Project which are subject to or are designed or intended solely for the common enjoyment, use and benefits of the tenants of the Project.

                       III. LEASE TERM; COMMENCEMENT DATE

     3.1 Lease Term. The Lease Term shall begin on the Commencement Date and shall be for the period set forth in Article 1.13, plus any period of less than one (1) month between the

Commencement Date and the first day of the next succeeding calendar month, unless sooner terminated in accordance with the further provisions of this Lease.

     3.2 Commencement Date. The Commencement Date shall mean the earliest of (a) the date on which Landlord substantially completes the Tenant Improvements (as defined in the Work Letter) and tenders possession of the Leased Premises to Tenant; (b) the date on which Landlord would have substantially completed the Tenant Improvements and tendered possession of the Leased Premises to Tenant but for (i) any act or omission of Tenant, its agents, contractors or employees, including any delays by Tenant to approve any item or perform any obligation in accordance with the terms of the Work Letter, (ii) Tenant's request for materials, finishes or installations other than those readily available, or
(iii) Tenant's request for changes to the Tenant Improvement Plans (as defined in the Work Letter) after initial approval by Tenant; or (c) the date on which Tenant takes possession of the Leased Premises.

     3.3 Memorandum of Commencement Date. Landlord and Tenant shall, within ten
(10) days after the Commencement Date, execute a declaration in the form of Exhibit "B" specifying the Commencement Date should the Commencement Date be a date other than the Scheduled Commencement Date.

     3.4 Delay in Commencement Date. In the event Landlord shall be unable, for any reason, to deliver possession of the Leased Premises to Tenant on the Scheduled Commencement Date, Landlord shall not be liable for any loss or damage occasioned thereby, nor shall such inability affect the validity of this Lease or the obligations of Tenant. In such event, Tenant shall not be obligated to pay Annual Basic Rent or Additional Rent until the Commencement Date. In the event Landlord shall not have delivered possession of the Leased Premises to Tenant within six (6) calendar months after the Scheduled Commencement Date, and if such failure to deliver possession was (a) caused solely by the fault or neglect of Landlord, and (b) not caused by any fault or neglect of Tenant or due to additional time required to plan for and install other work for Tenant beyond the amount of time which would have been required if only building standard improvements had been installed, then, as its sole and exclusive remedy for Landlord's failure to deliver possession of the Leased Premises in a timely manner, Tenant shall have the right to terminate this Lease by delivering written notice of termination to Landlord at any time within thirty (30) days after the expiration of such six (6) month period. Such termination shall be effective thirty (30) days after receipt by Landlord of Tenant's notice of termination unless Landlord shall, prior to the expiration of such thirty (30) day period, deliver possession of the Leased Premises to Tenant. Upon a termination of this Lease pursuant to the provisions of this Article 3.4, the parties shall have no further obligations or liabilities to the other and Landlord shall promptly return any monies previously deposited or paid by Tenant.

     3.5 Lease Year. Each "Lease Year" shall be a period of twelve (12) consecutive calendar months, the first Lease Year beginning on the Commencement Date or on the first day of the calendar month next succeeding the Commencement Date if the Commencement Date is not on the first day of a calendar month. Each Lease Year after the first Lease Year shall begin on the calendar day next succeeding the expiration of the immediately preceding Lease Year.

                              IV. SECURITY DEPOSIT
                                  ----------------

      Tenant shall pay to Landlord, upon the execution of this Lease, the Security Deposit set forth in Article 1.16, plus applicable rental sales tax, as security for the performance by Tenant of its obligations under this Lease, which amount shall be returned to Tenant after the expiration or earlier termination of this Lease, provided that Tenant shall have fully performed all of its obligations contained in this Lease. The Security Deposit, at the election of Landlord, may be retained by Landlord as and for its full damages or may be applied in reduction of any loss and/or damage sustained by Landlord by reason of the occurrence of any breach, nonperformance or default by Tenant under this Lease without the waiver of any other right or remedy available to Landlord at law, in equity or under the terms of this Lease. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written notice from Landlord, deposit with Landlord immediately available funds in an amount sufficient to restore the Security Deposit to its original amount. Tenant acknowledges and agrees that in the event Tenant shall file a voluntary petition pursuant to the Bankruptcy Code or any successor thereto, or if an involuntary petition is filed against Tenant pursuant to the Bankruptcy Code or any successor thereto, then Landlord may apply the Security Deposit towards those obligations of Tenant to Landlord which accrued prior to the filing of such petition. Tenant acknowledges further that the Security Deposit may be commingles with Landlord's other funds and that Landlord shall be entitled to retain any interest earnings thereon. Any mortgagee of Landlord, or purchaser of the Premises, or beneficiary of a deed of trust, shall be relieved and released from any obligation to return such security in the event such mortgagee, beneficiary of a deed of trust, or purchaser comes into possession of the Premises by reason of foreclosure or trustee's sale (including deed in lieu thereof) or proceeding in lieu of foreclosure unless such security deposit shall have been actually delivered to such mortgagee or purchaser. Such release does not relieve Landlord of any obligation it may have to return the security deposit.

                       V. RENT; RENT TAX; ADDITIONAL RENT
                          -------------------------------

     5.1 Payment of Rent. Tenant shall pay to Landlord the Annual Basic Rent set forth in Article 1.15, subject to adjustment as provided herein. The Annual Basic Rent shall be paid in equal monthly installments, on or before the first day of each and every calendar month during the Lease Term, in advance, without notice or demand and without abatement, deduction or set-off. If the Commencement Date is other than the first day of a calendar month, the payment for the partial month following the Commencement Date shall be prorated and shall be payable on the Commencement Date. The Annual Basic Rent for the first full month of the Lease Term shall be paid upon the execution of this Lease. All payments requiring proration shall be prorated on the basis of a thirty (30) day month. All payments shall be paid in lawful money of the United States of America to Landlord or its agent at the address set forth in Article 1.3, or to such other person or at such other place as Landlord may from time to time designate in writing.

     5.2 Rent Tax. In addition to the Annual Basic Rent, Tenant shall pay to Landlord, together with the monthly installments of Annual Basic Rent, an amount equal to any state or local sales, rental, privilege, occupancy, excise, or use taxes assessed or levied upon Landlord with respect to the amounts paid by Tenant to Landlord hereunder, as well as all taxes assessed or imposed upon Landlord's gross receipts or gross income from leasing the Leased Premises to Tenant, including, without limitation, transaction privilege taxes, education excise taxes, any tax now or hereafter imposed by the City of Phoenix, the State of Arizona, any other governmental body, and any taxes assessed or imposed in lieu of or in substitution of any of the foregoing taxes. Such taxes shall not, however, include any franchise, gift, estate, inheritance, conveyance, transfer or net income tax assessed against Landlord.

     5.3 Additional Rent. In addition to Annual Basic Rent, all other amounts to be paid by Tenant to Landlord pursuant to this Lease (including amounts to be paid by Tenant pursuant to Article VI), if any, shall be deemed to be Additional Rent, whether or not designated as such, and shall be due and payable within five (5) days after receipt by Tenant of Landlord's statement or together with the next succeeding installment of Annual Basic Rent, whichever shall first occur. Landlord shall have the same remedies for the failure to pay Additional Rent as for the nonpayment of Annual Basic Rent.

             VI. ADDITIONAL OPERATING EXPENSES, REAL ESTATE TAXES,
                 -------------------------------------------------
                         IMPOSITIONS, ESTIMATED PAYMENTS
                         -------------------------------

     6.1 Additional Rent. All charges required to be paid by Tenant hereunder, including without limitation payments for Impositions, Operating Expenses, and any other amounts payable hereunder, shall be considered additional rent for the purposes of this Lease ("Additional Rent"), and Tenant shall pay Additional Rent upon written demand by Landlord or otherwise as provided in this Lease. "Rent," as used herein, shall be Base Rent and Additional Rent.

      [reserved]

     6.3 Impositions. All real estate taxes, including all real estate rental, use, and privilege taxes, and all other taxes relating to the Premises or the Project, all other taxes which may be levied in lieu of real estate taxes, including any real estate rental, use, and privilege taxes, all assessments, assessment bonds, levies, fees and other governmental charges (including, but not limited to, charges for traffic facilities improvements, water services studies and improvements, and fire services studies and improvements) or amounts necessary to be expended because of governmental order, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purposes are assessed, levied, confirmed, imposed or become a lien upon the Premises or Project or become payable during the Term shall collectively be referred to as "Impositions". Impositions shall not include any franchise, estate, inheritance or succession transfer tax of Landlord, or any income, profits or revenue tax or charge upon the net income of Landlord from all sources; provided, however, that if at any time during the Term under the laws of the United States Government or the Applicable State, or any political subdivision thereof, a tax or excise on rent, or any other tax however described, is levied or assessed by any such political body against Landlord on account of Rent, or a portion thereof, Tenant shall pay one hundred percent (100%) of any said tax or excise as Additional Rent. Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventories and other personal property placed in and upon the Premises by Tenant.

     6.4 Services and Utilities. So long as Tenant is not in default under this Lease, Landlord shall provide to the Premises and the Building Common Areas during business Hours, utilities and maintenance as required in Landlord's reasonable judgment for the comfortable use and occupancy of the Premises. Landlord shall not be liable for, and Tenant shall not be entitled to any reduction or abatement of Rent on account of, any failure on the part of the Landlord to deliver the services and utilities provided in the Lease unless the same results from the willful or intentional misconduct of Landlord, nor shall Landlord be liable under any circumstances for any direct or consequential damages incidental to any failure to furnish any utilities or services. Tenant may install its own trash receptacle. "Business Hours", as used herein, means the hours from 7:00 a.m. to 6:00 p.m. Monday through Friday and 7:00 a.m. to 1:00 p.m. on Saturday, except for National Holidays. Landlord will provide janitorial service five (5) days per week within the Premises as per Article 9.2.

     6.5 Extra Services and Utilities. Landlord agrees to provide utility and maintenance service, including HVAC service, above the Building standard quality provided herein, at a market hourly rate to be determined by Landlord. Any extra services and utilities, including after-Business Hours HVAC service, shall be provided upon at least one business day's notice to Landlord.

                           VII. INITIAL CONSTRUCTION
                                --------------------

      Construction of Tenant Improvements within the Leased Premises shall be performed [reserved] as follows: tenant accepts suite in "as-is" condition.

                    VIII. CONDITION, REPAIRS AND ALTERATIONS
                          ----------------------------------

     8.1 Tenant's Obligations. Tenant shall, at Tenant's sole cost and expense, maintain the Leased Premises in a clean, neat and sanitary condition and shall keep the Leased Premises and every part thereof in good condition and repair except where the same is required to be done by Landlord. Tenant hereby waives all rights to make repairs at the expense of Landlord as provided by any law, statute or ordinance now or hereafter in effect. Tenant shall, upon the expiration or earlier termination of the Lease Term, surrender the Leased Premises to Landlord, broom clean and in the same condition as when received, ordinary wear and tear excepted. Except as set forth in the Work Letter and in
Article 8.2 below, Landlord has no obligation to construct, remodel, improve, repair, decorate or paint the Leased Premises or any part thereof. Tenant shall pay for the cost of all repairs to the Leased Premises not required to be made by Landlord and shall be responsible for any redecorating, remodeling, alteration and painting during the Lease Term. Tenant shall pay for any repairs to the Leased Premises, the Building, or the Project made necessary by any negligence or carelessness of Tenant, its employees or invitees.

     8.2 Landlord's Obligations. Landlord shall (a) make all necessary repairs to the exterior walls, exterior doors, windows and corridors of the Building,
(b) keep the Building and the Building Common Areas in a clean, net and attractive condition, and (c) keep all Building equipment such as elevators, plumbing, heating, air conditioning and similar Building equipment in good repair, but Landlord shall not be liable or responsible for breakdowns or interruptions in service when reasonable efforts are made to restore such service.

     8.3 Alterations. Tenant may place partitions and fixtures and may make improvements and other alterations to the interior of the Leased Premises at Tenant's expense, provided, however, that prior to commencing any such work, Tenant shall first obtain the written consent of Landlord to the proposed work, including the plans, specifications and the proposed architect and/or contractor(s) for such alterations and/or improvements. At least ten (10) days prior to the commencement of any construction in the Leased Premises, Tenant shall deliver to Landlord copies of the plans and specifications for the contemplated work and shall identify the contractor(s) selected by Tenant to perform such work. Landlord may require that the work be done by Landlord's own employees, its construction contractors, or under Landlord's direction, but at the expense of Tenant, and Landlord may, as a condition to consenting to such work, require that Tenant provide security adequate in Landlord's judgment so that the improvements or other alterations to the Leased Premises will be completed in a good, workmanlike and lien free manner. Landlord may also require that any work done to the interior of the Leased Premises be subject to the supervision of Landlord or its designee, and Tenant shall pay to Landlord, upon completion of such work, a supervision fee in an amount equal to ten percent (10%) of cost of such work. All such improvements or alterations must conform to and be in substantial accordance in quality and appearance with the quality and appearance of the improvements in the remainder of the Building. All such improvements shall be the property of Landlord. In the event Landlord consents to the use by Tenant of its own architect and/or contractor for the installation of any such alternations or improvements, prior to the commencement of such work, Tenant shall provide Landlord with evidence that Tenant's contractor has procured worker's compensation, liability and property damage insurance (naming Landlord and the managing agent as an additional insured) in a form and in an amount approved by Landlord, and evidence that Tenant's architect and/or contractor has procured the necessary permits, certificates and approvals from the appropriate governmental authorities. Tenant acknowledges and agrees that any review by Landlord of Tenant's plans and specifications and/or right of approval exercised by Landlord with respect to Tenant's architect and/or contractor is for Landlord's benefit only and Landlord shall not, by virtue of such review or right of approval, be deemed to make any representation, warranty or acknowledgement to Tenant or to any other person or entity as to the adequacy of Tenant's plans and specifications or as to the ability, capability or reputation of Tenant's architect and/or contractor.


     8.4 Removal of Alterations. Upon the expiration or earlier termination of this Lease, Tenant shall remove from the Leased Premises all movable trade fixtures and other movable personal property, and shall promptly repair any damage to the Leased Premises, the Building or the Project caused by such removal. All such removal and repair shall be entirely at Tenant's sole cost and expense. At any time within fifteen (15) days prior to the scheduled expiration of the Lease Term or immediately upon any termination of this Lease, Landlord may require that Tenant remove from the Leased Premises any alterations, additions, improvements, trade fixtures, equipment, shelving, cabinet units or movable furniture (and other personal property) designed by Landlord to be removed. In such event, Tenant shall, in accordance with the provisions of
Article 8.3 above, complete such removal (including the repair of any damage caused thereby) entirely at its own expense and within fifteen (15) days after notice from Landlord.

     8.5 No Abatement. Except as provided herein, Landlord shall have no liability to Tenant, nor shall Tenant's covenants and obligations under this Lease, including without limitation, Tenant's obligation to pay Annual Basic Rent and Additional Rent, be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord's making any repairs or changes which Landlord is required or permitted to make pursuant to the terms of this Lease or by any other Tenant's lease or are required by law to be made in and to any portion of the Leased Premises, the Building or the Project. Landlord shall, nevertheless, use reasonable efforts to minimize any interference with Tenant's business in the Leased Premises.

                                  IX. SERVICES
                                      --------

     9.1 Climate Control. Landlord shall provide reasonable climate control to the Leased Premises during the Building Hours as is suitable, in Landlord's judgment, for the comfortable use and occupation of the Leased Premises, excluding, however, air conditioning or heating for electronic data processing or other equipment requiring extraordinary climate control.


     9.2 Janitorial Services. Landlord shall make janitorial and cleaning services available to the Leased Premises at least five (5) evenings per week, except recognized federal, state or local holidays. Tenant shall pay to Landlord, within five (5) days after receipt of Landlord's bill, the reasonable costs incurred by Landlord for extra cleaning in the Leased Premises required because of (a) misuse or neglect on the part of Tenant, its employees or invitees, (b) use of portions of the Leased Premises for special purposes requiring greater or more difficult cleaning work than office areas, (c) interior glass partitions or unusual quantities of glass surfaces, (d) non-building standard materials or finishes installed by Tenant or at its request, and (e) removal from the Leased Premises of refuse and rubbish of Tenant in excess of that ordinarily accumulated in general office occupancy or at times other than Landlord's standard cleaning times.


     9.3 Electricity. Landlord shall, during Building Hours, furnish reasonable amounts of electric current as required for normal and usual lighting purposes and for office machines and equipment such as personal computers, typewriters, adding machines, copying machines, calculators and similar machines and equipment normally utilized in general office use. Tenant's use of electric energy in the Leased Premises shall not at any time exceed the capacity of any of the risers, piping, electrical conductors and other equipment in or serving the Leased Premises. In order to insure that such capacity is not exceeded and to avert any possible adverse effect on the Building's electric system, Tenant shall not, without Landlord's prior written consent in each instance, connect appliances, or heavy-duty equipment other than ordinary office equipment to the Building's electric system or make any alterations or additions to the Building's electric system. Should Landlord grant such consent, all additional risers, piping and electrical conductors and other equipment therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant within ten
(10) days after receipt of Landlord's bill. As a condition to granting such consent, Landlord may require Tenant to pay the cost of additional electric energy that is made available to Tenant based upon the estimated additional capacity of such additional risers, piping and electrical conductors or other equipment.


     9.4 Light Bulbs. Landlord shall perform such replacement of lamps, fluorescent tubes and lamp ballast's in the Leased Premises and in the Building as may be required from time to time. If the lighting fixtures in the Leased Premises are other than those furnished as Base Building Improvements (as defined in Exhibit "D"), Tenant shall pay Landlord's charge for replacing the lamps, lamp ballast's and fluorescent tubes in such lighting fixtures within ten (10) days after receipt of Landlord's bill.


     9.5 Heat Generating Equipment. Whenever heat generating machines or equipment used in the Leased Premises affect the temperature otherwise maintained by the climate control system, Landlord shall have the right to install supplementary air-conditioning units in the Leased Premises and the cost thereof, including the cost of installation, operation and maintenance shall be paid by Tenant to Landlord within five (5) days after receipt by Tenant of Landlord's statement.


     9.6 Separate Meters. Landlord may install separate meters for the Leased Premises to register the usage of all or any one of the utilities serving the Leased Premises and in such event, Tenant shall pay for the cost of utility usage as metered (a) during other than Building Hours, or (b) which is in excess of that usage customary for general office use. Tenant shall reimburse Landlord for the cost of installation of the meters. In addition, Landlord shall have the right to require that Tenant reduce its consumption of utilities furnished to the Leased Premises to a level not exceeding normal consumption for general office use as determined by Landlord in its reasonable business judgment.


     9.7 Additional Services. Tenant shall pay to Landlord, monthly as billed, as Additional Rent, Landlord's charge for services furnished by Landlord to Tenant in excess of that agreed to be furnished by Landlord pursuant to this
Article IX, including, but not limited to (a) any utility services utilized by Tenant during other than Building Hours or for computers, data processing equipment or other electrical equipment in excess of the amounts of electric current agreed to be furnished by Landlord to the Leased Premises pursuant to
Article 9.3 above, and (b) climate control in excess of that agreed to be furnished by Landlord pursuant to Article 9.1 above or provided at times other than Building Hours.

     9.8 Interruptions in Service. Landlord does not warrant that any of the foregoing services or any other services which Landlord may supply will be free from interruption. Tenant acknowledges that any one or more of such services may be suspended by reason of accident, repairs, inspections, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or by causes beyond the reasonable control of Landlord. Landlord shall not be liable for and Tenant shall not be entitled to any abatement or reduction of Annual Basic Rent or Additional Rent by reason of any disruption of the services to be provided by Landlord pursuant to this Lease.


                       X. LIABILITY AND CASUALTY INSURANCE
                          --------------------------------

     10.1 Liability Insurance. Tenant shall, during the Lease Term, keep in full force and effect, a policy or policies of commercial general liability insurance for personal injury (including wrongful death) and damage to property covering
(a) any occurrence in the Leased Premises, (b) any act or omission by Tenant, by any subtenant of Tenant, or by any of their respective invitees, agents, servants or employees anywhere in the Leased Premises or the Project, (c) the business operated by Tenant and by any subtenant of Tenant in the Leased Premises, and (d) the contractual liability of Tenant to Landlord pursuant to the indemnification provisions of Article 17.1 below, which coverage shall not be less than One Million and No/100

Dollars ($1,000,000.00), combined single limit, per occurrence. If Landlord shall so request, Tenant shall increase the amount of such liability insurance to the amount then customary for premises and uses similar to the Leased Premises and Tenant's use thereof. The liability policy or policies shall contain an endorsement naming Landlord and its managing agent, its partners and any persons, firms or corporations designated by Landlord as additional insured and the Superior Lessor as a named insured.


     10.2 Casualty Insurance. Tenant shall, during the Lease Term, keep in full force and effect, a policy or policies of so called "All Risk" or "All Peril" insurance, insuring the Tenant Improvements and Tenant's stock in trade, furniture, personal property, fixtures and equipment in the Leased Premises, with coverage in an amount equal to the replacement cost thereof. Tenant may, with Landlord's prior written consent, elect to have a reasonable deductible in connection with such insurance.


     10.3 Worker's Compensation Insurance. Tenant shall, during the Lease Term, keep in full force and effect, a policy or policies of worker's compensation insurance with an insurance carrier and in amounts approved by the Industrial Commission of the State of Arizona.

     10.4 Insurance Requirements. Each insurance policy and certificate thereof obtained by Tenant pursuant to this Lease shall contain a clause that the insurer will provide Landlord, its partners and any persons, firms or corporations designated by Landlord with at least thirty (30) days prior written notice of any material change, nonrenewable or cancellation of the policy. Each such insurance policy shall be with an insurance company authorized to do business in the State of Arizona and reasonably acceptable to Landlord. A certificate evidencing the coverage under each such policy, as well as a certified copy of the required additional insured endorsement(s) shall be delivered to Landlord prior to commencement of the Lease Term. Each such policy shall provide that any loss payable thereunder shall be payable notwithstanding
(a) any act, omission or neglect by Tenant or by any subtenant of Tenant, or (b) any occupation or use of the Leased Premises or any portion thereof by Tenant or by any subtenant of Tenant for purposes more hazardous than permitted by the terms of such policy or policies, or (c) any foreclosure or other action or proceeding taken by any mortgagee or trustee pursuant to any provision of any mortgage or deed of trust covering the Leased Premises, the Building or the Project, or (d) any change in title or ownership of the Project. All insurance policies required pursuant to this Article X shall be written as primary policies, not contributing with or in excess of any coverage which Landlord may carry. Tenant shall procure and maintain all policies entirely at its own expense and shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewal certificates thereof. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies maintained by Landlord or the insurance policies required pursuant to this
Article X or the coverage thereunder. If Tenant or any subtenant of Tenant does or permits to be done anything which shall increase the cost of any insurance policies maintained by Landlord, then Tenant shall reimburse Landlord for any additional premiums attributable to any act or omission or operation of Tenant or any subtenant of Tenant causing such increase in the cost of insurance. Any such amount shall be payable as Additional Rent within five (5) days after receipt by Tenant of a bill from Landlord.

     10.5 Co-Insurance. If on account of the failure of Tenant to comply with the provisions of this Article X, Landlord is deemed a co-insurer by its insurance carrier, then any loss or damage which Landlord shall sustain by reason thereof shall be borne by Tenant, and shall be paid by Tenant within five (5) days after receipt of a bill therefor.

     10.6 Adequacy of Insurance. Landlord makes no representation or warranty to Tenant that the amount of insurance to be carried by Tenant under the terms of this Lease is adequate to fully protect Tenant's interests. If Tenant believes that the amount of any such insurance is insufficient, Tenant is encouraged to obtain, at its sole cost and expense, such additional insurance as Tenant may deem desirable or adequate. Tenant acknowledges that Landlord shall not, by the fact of approving, disapproving, waiving, accepting, or obtaining any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of such insurance, the solvency of any insurance companies or the payment or defense of any lawsuit in connection with such insurance coverage, and Tenant hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto. Tenant shall carry such additional insurance and coverage's and meeting such standards as may be required from time to time by the Superior Lessor.


     10.7 Earthquake and Flood Insurance. In addition to any other insurance policies carried by Landlord in connection with the Project, Landlord may, in its sole discretion, elect to procure and maintain in full force and effect during the Term, with respect to the Project, a policy of earthquake/volcanic action and flood and/or surface water insurance.


                               XI. CASUALTY DAMAGE
                                   ---------------

     11.1 Obligation to Repair. In the event of any damage to the Leased Premises, Tenant shall promptly notify Landlord in writing. If the Leased Premises or any part of the Building are damaged by fire or other casualty not due to the fault or negligence of Tenant, its employees, invitees, agents, contractors or servants, the damage to the Building and/or the Base Building Improvements within the Leased Premises shall be repaired by and at the expense of Landlord and the Tenant Improvements and the remainder of the Leased Premises shall be repaired by and at the expense of Tenant, unless this Lease is terminated in accordance with the provisions of Article 11.2 below. There shall be no abatement of Annual Basic Rent or Additional Rent on account of damage to the Leased Premises, the Building or the Project. Tenant hereby waives any statute now or hereafter in effect which grants to Tenant the right to terminate this Lease or which provides for an abatement of rent on account of damage or destruction, including, without limitation, A.R.S. 33-343.

     11.2 Landlord's Option. If the damage is not fully covered by Landlord's insurance, or if Landlord determines in good faith that the cost of repairing the damage is more than one-third of the then replacement cost of the Building or the Project, or if Landlord has determined in good faith that the required repairs to the Building cannot be made within a one hundred twenty (120) day period without the payment of overtime or other premiums, or in the event the lessor under a ground lease or a holder of a mortgage or a deed of trust against the Building or the Project requires that all or any portion of the insurance proceeds be applied on the ground lease or in reduction of the mortgage debt, then Landlord may, by written notice to Tenant within ninety (90) days after the occurrence of such damage, terminate this Lease as of the date set forth in Landlord's notice to Tenant. If Landlord does not elect to terminate this Lease, Landlord shall, at its sole cost and expense, repair the Building and the Base Building Improvements within the

Leased Premises and while such repair work is being performed, the Annual Basic Rent and Additional Rent shall be abated but only if and to the extent that the proceeds of Tenant's business interruption insurance proceeds are paid to Landlord. In any situation where Landlord is required to or has elected to repair damage to the Leased Premises, Landlord shall not be obligated to repair or replace any items other than Base Building Improvements. After completion by Landlord of the repairs to the Base Building Improvements, Tenant shall commence, and thereafter diligently pursue to completion, in accordance with the provisions of Article 8.3, the repair and restoration of the Tenant Improvements and the remainder of the Leased Premises. Nothing in this Article XI shall be construed as a limitation of Tenant's liability for any such damage, should such liability otherwise exist.


                           XII. WAIVER OF SUBROGATION
                                ---------------------

      Tenant hereby waives its rights and the subrogation rights of its insurer against Landlord and any other Tenants of space in the Building, or the Project, as well as their respective officers, employees, agents, authorized representatives and invitees, with respect to any claims including, but not limited to, claims for injury to any persons, and/or damage to the Leased Premises and/or any fixtures, equipment, personal property, furniture, improvements and/or alterations in or to the Leased Premises, which are caused by or result from (a) risks or damages required to be insured against under this Lease, or (b) risks and damages which are insured against by insurance policies maintained by Tenant from time to time. Tenant shall obtain for Landlord from its insurers under each policy required by this Lease a waiver of all rights of subrogation which such insurers of Tenant might otherwise have against Landlord.


              XIII. LANDLORD'S RIGHT TO PERFORM TENANT OBLIGATIONS
                    ----------------------------------------------

      All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of Annual Basic Rent or Additional Rent. If Tenant shall fail to pay any sum of money, other than Annual Basic Rent, required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for five (5) days after notice thereof by Landlord (or such shorter period of time as may be reasonable following oral notice to Tenant's personnel in the Leased Premises), Landlord may (but shall not be obligated to do so) without waiving or releasing Tenant from any of Tenant's obligations, make any such payment or perform any such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the greater of (a) eighteen percent (18%) per annum or (b) the rate of interest per annum publicly announced, quoted or published, from time to time, by Bank of America, at its Phoenix, Arizona office as its "prime rate" plus four (4) percentage points, from the date of such payment by Landlord until reimbursement in full by Tenant (the "Default Rate"), shall be payable to Landlord as Additional Rent with the next monthly installment of Annual Basic Rent; provided, however, in no event shall the Default Rate exceed the maximum rate (if any) permitted by applicable law.

                           XIV. DEFAULT AND REMEDIES
                                --------------------

     14.1 Event of Default. If Tenant shall fail to pay any installment of Annual Basic Rent, any Additional Rent or any other sum required to be paid by Tenant under this Lease, and such failure shall continue for five (5) days after written notice, or if Tenant shall fail to perform any of the other covenants or conditions which Tenant is required to observe and perform and such failure shall continue for fifteen (15) days (or such shorter period of time as may be specified by Landlord in the event of an emergency) after written notice thereof by Landlord to Tenant, or if Tenant makes or has made any warranty, representation or statement to Landlord in connection with this Lease which is or was materially false or misleading when made or furnished, or if Tenant shall commit an Event of Default under any other agreement between Landlord and Tenant, or if Tenant shall fail to conduct business operations within the Leased Premises for five (5) consecutive days, or if the interest of Tenant in this Lease shall be levied upon under execution or other legal process, or if any petition shall be filed by or against Tenant or any Guarantor to declare Tenant or any Guarantor a bankrupt or to delay, reduce or modify Tenant's or any Guarantor's debts or obligations, or if any petition shall be filed or other action taken to reorganize or modify Tenant's or any Guarantor's capital structure, or if Tenant or any Guarantor shall be declared insolvent according to law, or if any assignment of Tenant's or any Guarantor's property shall be made for the benefit of creditors, or if a receiver or trustee is appointed for Tenant or any Guarantor or all or any of their respective property, or if Tenant or any Guarantor shall file a voluntary petition pursuant to the Bankruptcy Code or any successor thereto or if an involuntary petition be filed against Tenant or any Guarantor pursuant to the Bankruptcy Code or any successor thereto, then Tenant shall have committed a material breach and default under this Lease (an "Event of Default").

     14.2 Remedies. Upon the occurrence of an Event of Default under this Lease by Tenant, Landlord may, without prejudice to any other rights and remedies available to Landlord at law, in equity or by statute, exercise one or more of the following remedies, all of which shall be construed and held to be cumulative and non-exclusive:

          (a) Terminate this Lease and re-enter and take possession of the Leased Premises, in which event, Landlord is authorized to make such repairs, redecorating, refurbishment's or improvements to the Leased Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purposes of reletting the Leased Premises and the costs and expenses incurred in respect of such repairs, redecorating and refurbishment's and the expenses of such reletting (including brokerage commissions) shall be paid by Tenant to Landlord within five (5) days after receipt of Landlord's statement;

          (b) Without terminating this Lease, re-enter and take possession of the Leased Premises;

          (c) Without such re-entry, recover possession of the Leased Premises in the manner prescribed by any statute relating to summary process, and any demand for Annual Basic Rent, re-entry for condition broken, and any and all notices to quit, or other formalities of any nature to which Tenant may be entitled, are hereby specifically waived to the extent permitted by law;

          (d) Without terminating this Lease, Landlord may relet the Leased Premises as Landlord may see fit without thereby avoiding or terminating this

              Lease, and for the purposes of such reletting, Landlord is authorized to make such repairs, redecorating, refurbishment's or improvements to the Leased Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, redecorating and refurbishment's and expenses of such reletting (including brokerage commissions) and the collection of rent accruing therefrom) each month to equal the Annual Basic Rent and Additional Rent payable hereunder, then Tenant shall pay such deficiency each month within five (5) days after receipt of Landlord's statement;

          (e) Landlord may declare immediately due and payable all the remaining installments of Annual Basic Rent and Additional Rent, and such amount, less the far rental value of the Leased Premises for the remainder of the Lease Term shall be paid by Tenant within five
              (5) days after receipt of Landlord's statement. Landlord shall not by re-entry or any other act, be deemed to have terminated this Lease, or the liability of Tenant for the total Annual Basic Rent and Additional Rent reserved hereunder or for any installment thereof then due or thereafter accruing, or for damages, unless Landlord notifies Tenant in writing that Landlord has so elected to terminate this Lease. After the occurrence of an Event of Default, the acceptance of Annual Basic Rent or Additional Rent, or the failure to re-enter by Landlord shall not be deemed to be a waiver of Landlord's right to thereafter terminate this Lease and exercise any other rights and remedies available to it, and Landlord may re-enter and take possession of the Leased Premises as if no Annual Basic Rent or Additional Rent had been accepted after the occurrence of an Event of Default.

     14.3 Additional Remedies. All of the remedies given to Landlord in this Lease in the event Tenant commits an Event of Default are in addition to all other rights or remedies available to a landlord at law, in equity or by statute. All rights, options and remedies available to Landlord shall be construed and held to be cumulative, and no one of them shall be exclusive of the other.

     14.4 Interest on Past Due Amounts. In addition to the late charge described in Article XV, if any installment of Annual Basic Rent or Additional Rent is not paid promptly when due, it shall bear interest at the Default Rate from the due date; provided, however, this provision shall not relieve Tenant from any default in the making of any payment at the time and in the manner required by the Lease; and provided, further, in no event shall the Default Rate exceed the maximum rate (if any) permitted by applicable law.


     14.5 Landlord Default. In the event Landlord should neglect or fail to perform or observe any of the covenants, provisions or conditions contained in this Lease on its part to be performed or observed, and such failure continues for thirty (30) days after written notice of default (or if more than thirty
(30) days shall be required because of the nature of the default, if Landlord shall fail to commence the curing of such default within such thirty (30) day period and proceed diligently thereafter), then Landlord shall be responsible to Tenant for any actual damages sustained by Tenant as a result of Landlord's breach, but not special or consequential damages. Should Tenant give written notice to Landlord to correct any default, Tenant shall give the same notice to the Superior Lessor and Superior Mortgagee (as defined in Article 22.1) at the addresses set forth in Article 1.7 an 1.9 respectively (or at such other addresses as Tenant may be notified of from time to time) and prior to any cancellation of this Lease or the exercise of any other remedies, the Superior Lessor and Superior Mortgagee shall be given thirty (30) days or such longer period of time as may be reasonably necessary to correct or remedy such default, but shall have no obligation to do so. If and when the Superior Lessor or Superior Mortgagee has made performance on behalf of Landlord, the default of Landlord shall be deemed cured. Tenant shall have no right to terminate this Lease, unless expressly provided in this Lease.

                               XV. LATE PAYMENTS
                                   -------------

      Tenant acknowledges that the late payment by Tenant to Landlord of any monthly installment of Annual Basic Rent, any Additional Rent or any other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include but are not limited to processing, administrative and accounting costs. Accordingly, if any monthly installment of Annual Basic Rent, any Additional Rent or any other sum due from Tenant shall not be received by Landlord within five (5) days after the date when due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. Tenant acknowledges that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payments by Tenant. Neither assessment nor acceptance of a late charge by Landlord shall constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord. Nothing contained in this Article XV shall be deemed to condone, authorize, sanction or grant to Tenant an option for the late payment of Annual Basic Rent, Additional Rent or any other sum due hereunder.

                         XVI. ABANDONMENT AND SURRENDER
                              -------------------------

     16.1 Abandonment. Tenant shall not vacate or abandon the Leased Premises for a consecutive period of 5 days at any time during the Lease Term. No act or thing done by Landlord or by any agent or employee of Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises unless such acceptance is expressed in writing and duly executed by Landlord. Unless Landlord so agrees in writing, the delivery of the key to the Leased Premises to any employee or agent of Landlord shall not operate as a termination of this Lease or as a surrender of the Leased Premises.


     16.2 Surrender. Tenant shall, upon the expiration or earlier termination of this Lease, peaceably surrender the Leased Premises, including the Tenant Improvements, in a broom clean condition and otherwise in as good condition as when Tenant took possession, except for (i) reasonable wear and tear subsequent to the last repair, replacement, restoration, alteration or renewal; (ii) loss by fire or other casualty, and (iii) loss by condemnation. If Tenant shall abandon, vacate or surrender the Leased Premises, or be dispossessed by process of law or otherwise, any personal property and fixtures belonging to Tenant and left in the Leased Premises shall be deemed abandoned and, at Landlord's option, title shall pass to Landlord under this Lease as by a bill of sale. Landlord may, however, if it so elects, remove all or any part of such personal property from the Leased Premises and the costs incurred by Landlord in connection with such removal, including storage costs and the cost of repairing any damage to the Leased

Premises, the Building and/or the Project caused by such removal shall be paid by Tenant within five (5) days after receipt of Landlord's statement. Upon the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord all keys to the Leased Premises. The obligations of Tenant under this
Article 16.2 shall survive the expiration or earlier termination of this Lease.

                     XVII. INDEMNIFICATION AND EXCULPATION
                           -------------------------------

     17.1 Indemnification. Tenant shall indemnify, protect, defend and hold Landlord harmless for, from and against all claims, damages, losses, costs, liabilities and expenses, including reasonable attorneys', accountants' and investigators' fees and court costs (collectively, the "Claims"), however caused, arising in whole or in part from Tenant's use of all or any part of the Leased Premises, the Building and/or the Project or the conduct of Tenant's business or from any activity, work or thing done, permitted or suffered by Tenant or by any invitee, servant, agent, employee or subtenant of Tenant in the Leased Premises, the Building and/or the Project, and shall further indemnify, protect, defend and hold Landlord harmless for, from and against all Claims arising in whole or in part from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease or arising in whole or in part from any act, neglect, fault or omission by Tenant or by any invitee, servant, agent, employee or subtenant of Tenant anywhere in the Leased Premises, the Building and/or the Project. In case any action or proceeding is brought against Landlord to which this indemnification shall be applicable, Tenant shall pay all Claims resulting therefrom and shall defend such action or proceeding, if Landlord shall so request, at Tenant's sole cost and expense, by counsel reasonably satisfactory to Landlord. The obligations of Tenant under this Article 17.1 shall survive the expiration or earlier termination of this Lease.



     17.2 Exculpation. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property, injury and death to persons and all claims of any other nature resulting from Tenant's use of all or any part of the Leased Premises, the Building and/or the Project, and Tenant hereby waives all claims in respect thereof against Landlord, unless due to Landlord's willful negligence. Neither Landlord nor its agents or employees shall be liable for any damaged property of Tenant entrusted to any employee or agent of Landlord or for loss of or damage to any property of Tenant by theft or otherwise. Landlord shall not be liable for any injury or damage to persons or property resulting from any cause, including, but not limited to, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building and/or the Project or from the pipes, appliances or plumbing works therein, or from the roof of any structure in the Project, or from any streets or subsurfaces on or adjacent to the Building or the Project, or from any other place or resulting from dampness or any other causes whatsoever, unless caused solely by the gross negligence or willful misconduct of Landlord. Neither Landlord nor its employees or agents shall be liable for any defects in the Leased Premises, the Building and/or the Project, nor shall Landlord be liable for the negligence or misconduct, including, but not limited to, criminal acts, by maintenance or other personnel or contractors serving the Leased Premises, the Building and/or the Project, unless Landlord is grossly negligent or guilty of willful misconduct. All property of Tenant kept or stored on the Project shall be so kept or stored at the risk of Tenant only, and Tenant shall indemnify, defend and hold Landlord harmless for, from and against any Claims arising out of damage to the same, including subrogation claims by Tenant's insurance carriers, unless such damage shall be caused by the willful act or gross neglect of Landlord and through no fault of Tenant. None of the events or conditions set forth in this Article XVII shall be deemed a constructive or actual eviction or result in a termination of this Lease, nor shall Tenant be entitled to any abatement or reduction of Annual Basic Rent or Additional Rent by reason thereof. Tenant shall give prompt notice to Landlord with respect to any defects, fires or accidents which Tenant observes in the Leased Premises, the Building and/or the Project.

                            XVIII. ENTRY BY LANDLORD
                                   -----------------

      Landlord reserves and shall at any and all times have the right to enter the Leased Premises, to inspect the same, to supply janitorial service and other services to be provided by Landlord to Tenant hereunder, to submit the Leased Premises to prospective purchasers or tenants, to post notices of non-responsibility, and to alter, improve or repair the Leased Premises and any portion of the Building of which the Leased Premises are a part, without abatement of Annual Basic Rent or Additional Rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, always providing that access into the Leased Premises shall not be blocked thereby, and further providing that the business of Tenant shall not be interfered with unreasonably. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Leased Premises or any loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all the doors in, upon or about the Leased Premises, excluding Tenant's vaults and safes and where Landlord reasonably believes an emergency exists, Landlord shall have the right to use any and all means which Landlord may deem proper to open such doors in order to obtain entry to the Leased Premises, and any entry to the Leased Premises obtained by Landlord by any such means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a retainer of, the Leased Premises or an eviction of Tenant from all or any portion of the Leased Premises. Nothing in this Article XVIII shall be construed as obligating Landlord to perform any repairs, alterations or maintenance except as otherwise expressly required elsewhere in this Lease.

                            XIX. SUBSTITUTE PREMISES
                                 -------------------

     19.1 Relocation of Leased Premises. Landlord may, before or after the Commencement Date, elect by notice to Tenant, to substitute for the Leased Premises other office space in the Project (the "Substitute Premises") designated by Landlord, provided that the Substitute Premises shall contain at least the same usable area as the Leased Premises and have a configuration substantially similar to the Leased Premises. Landlord's notice shall be accompanied by a plan of the Substitute Premises. Tenant shall vacate and surrender the Leased Premises and shall occupy the Substitute Premises promptly (and, in any event, not later than fifteen (15) days) after Landlord has substantially completed the work to be performed by Landlord in the Substitute Premises pursuant to Article 19.2. Tenant shall pay the same Annual Basic Rent and Additional Rent with respect to the Substitute Premises as was payable with respect to Leased Premises. This Lease shall remain in full force and effect and the Substitute Premises shall thereafter be deemed to be the Leased Premises.


     19.2 Compensation to Tenant. In the event Landlord shall elect to relocate Tenant to Substitute Premises, Tenant shall not be entitled to any compensation for any inconvenience or interference with Tenant's business, nor any abatement or reduction of Annual Basic Rent or Additional Rent, but Landlord shall, at Landlord's expense perform the following:


          (a) Furnish and install in the Substitute Premises fixtures, equipment, improvements, appurtenances and leasehold improvements at least equal in kind and quality to those contained or to be contained in the Leased Premises at the time such notices of substitution is given by Landlord;

          (b) Provide personnel to perform, under Tenant's direction, the moving of Tenant's personal property and trade fixtures from the Leased Premises to the Substitute Premises;

          (c) Promptly reimburse Tenant for Tenant's actual and reasonable out-of-pocket costs incurred in connection with the relocation of any telephone or other communications equipment from the Leased Premises to the Substitute Premises; and

          (d) Promptly reimburse Tenant for any other actual and reasonable out-of-pocket costs incurred by Tenant in connection with Tenant's move from Leased Premises to the Substitute Premises, provided such costs are approved by Landlord in advance which approval shall not be unreasonably withheld.

Tenant shall cooperate with Landlord so as to facilitate the performance by Landlord of its obligations under this Article 19.2 and the prompt surrender by Tenant of the Leased Premises. Without limiting the generality of the preceding sentence, Tenant shall provide Landlord promptly any approvals or instructions and any plans or specifications or any other information reasonably requested by Landlord, and Tenant shall perform promptly in the Substitute Premises any work to be performed therein by Tenant to prepare the same for Tenant's occupancy.

                         XX. ASSIGNMENT AND SUBLETTING
                             -------------------------

     20.1 Assignment and Subletting Prohibited. Tenant shall not transfer or assign this Lease or any right or interest hereunder, or sublet the Leased Premises or any part thereof, without first obtaining Landlord's prior written consent, which consent Landlord may withhold in its sole and absolute discretion. No transfer or assignment (whether voluntary or involuntary, by operation of law or otherwise) or subletting shall be valid or effective without such prior written consent. Should Tenant attempt to make or allow to be made any such transfer, assignment or subletting, except as aforesaid, or should any of Tenant's rights under this Lease be sold or otherwise transferred by or under court order or legal process or otherwise, then, and in any of the foregoing events Landlord may, at its option, treat such act as an Event of Default by Tenant. Should Landlord consent to a transfer, assignment or subletting, such consent shall not constitute a waiver of any of the restrictions or prohibitions of this Article XX, and such restrictions or prohibitions shall apply to each successive transfer, assignment or subletting hereunder, if any.

     20.2 Deemed Transfers. For the purposes of this Article XX, an assignment shall be deemed to include the following: (a) if Tenant is a partnership, a withdrawal or change (voluntary, involuntary, by operation of law or otherwise) of any of the partners thereof, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) by any partner thereof of such partner's interest in Tenant, or the dissolution of the partnership; (b) if Tenant consists of more than one person, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) from one person unto the other or others; (c) if Tenant (or a constituent partner of Tenant) is a corporation or a limited liability company, any dissolution, merger, consolidation or reorganization of Tenant (or such constituent partner), or any change in the ownership (voluntary, involuntary, by operation of law, creation of new stock or ownership interest or otherwise) of twenty percent (20%) or more of its capital stock (or in the case of a limited liability company, its membership interests) from the ownership existing on the date set forth in Article 1.1 above; (d) if Tenant is an unincorporated association, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) of any interest in such unincorporated association; or (e) the sale of twenty percent (20%) or more in value of the assets of Tenant.

     20.3 Landlord's Consent Required. If Tenant desires at any time to assign this Lease or sublet the Leased Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord:
(a) the name of the proposed subtenant or assignee; (b) the nature of the proposed subtenant's or assignee's business to be carried on in the Leased Premises; (c) the terms and the provisions of the proposed sublease or assignment; and (d) such financial information as Landlord may reasonably request concerning the proposed subtenant or assignee; (e) resume of subtenant. Tenant's failure to comply with the provisions of this Article 20.3 shall entitle Landlord to withhold its consent to the proposed assignment or subletting.

     20.4 Recapture. If Tenant proposes to assign its interest in this Lease or sublet all or any part of the Leased Premises, Landlord may, at its option, upon written notice to Tenant within thirty (30) days after Landlord's receipt of the information specified in Article 20.3 above, elect to recapture all or any portion of the Leased Premises, and within sixty (60) days after notice of such election has been given to Tenant, this Lease shall terminate as to the portion of the Leased Premises recaptured. If all or a portion of the Leased Premises is recaptured by Landlord pursuant to this Article 20.4, Tenant shall promptly execute and deliver to Landlord a termination agreement setting forth the termination date with respect to the Leased Premises or the recaptured portion thereof, and prorating the Annual Basic Rent, Additional Rent and other charges payable hereunder to such date. If Landlord does not elect to recapture as set forth above, Tenant may thereafter enter into a valid assignment or sublease with respect to the Leased Premises, provided that Landlord consents thereto pursuant to this Article XX, and provided further, that (a) such assignment or sublease is executed within ninety (90) days after Landlord has given its consent, (b) Tenant pays all amounts then owed to Landlord under this Lease, (c) there is not in existence an Event of Default as of the effective date of the assignment or sublease, (d) there have been no material changes with respect to the financial condition of the proposed subtenant or assignee or the business such party intends to conduct in the Leased Premises, and (e) a fully executed original of such assignment or sublease providing for an express assumption by the assignee or subtenant of all of the terms, covenants and conditions of this Lease is promptly delivered to Landlord.

     20.5 Adjustment to Rental. In the event Tenant assigns its interest in this Lease or sublets the Leased Premises, the Annual Basic Rent set forth in Article
1.13 above, as adjusted, shall be increased (but not decreased) effective as of the date of such assignment or subletting to the rent and other consideration payable by any such assignee or sublessee pursuant to such assignment or sublease. Notwithstanding the foregoing, in no event shall the Annual Basic Rent after any such assignment or subletting be less than the Annual Basic Rent specified in Article 1.13 above, as adjusted.


     20.6 No Release from Liability. Landlord may collect Annual Basic Rent and Additional Rent from the assignee, subtenant, occupant or other transferee, and apply the amount so collected, first to the monthly installments of Annual Basic Rent, then to any Additional Rent and other sums due and payable to Landlord, and the balance, if any, to Landlord, but no such assignment, subletting, occupancy, transfer or collection shall be deemed a waiver of Landlord's rights under this Article XX, or the acceptance of the proposed assignee, subtenant, occupant or transferee. Notwithstanding any assignment, sublease or other transfer (with or without the consent of Landlord), Tenant shall remain primarily liable under this Lease and shall not be released from performance of any of the terms, covenants and conditions of this Lease.


     20.7 Landlord's Expenses. If Landlord consents to an assignment, sublease or other transfer by Tenant of all or any portion of Tenant's interest under this Lease, Tenant shall pay or cause to be paid to Landlord, a transfer fee of not less than Two Hundred and Fifty and No/100 Dollars ($250.00) to reimburse Landlord for administrative expenses and for legal, accounting and other out-of-pocket expenses incurred by Landlord.


                          XXI. USE OF LEASED PREMISES
                               ----------------------

      The Leased Premises are leased to Tenant solely for the Permitted Use set forth in Article 1.12 above and for no other purpose whatsoever. Tenant shall not do or permit anything to be done in or about the Leased Premises nor bring or keep anything therein which will in any way increase the existing rate of or affect any casualty or other insurance on the Building, the Project or any of their respective contents, or cause a cancellation of any insurance policy covering the Building, the Project or any part thereof or any of their respective contents. Tenant shall not do or permit anything to be done in or about the Leased Premises, the Building or the Project which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or the Project or injure or annoy them. Tenant shall not use or allow the Leased Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Leased Premises, the Building or the Project. Tenant shall not commit or suffer to be committed any waste in or upon the Leased Premises, the Building or the Project. Tenant shall not use the Leased Premises, the Building or the Project or permit anything to be done in or about the Leased Premises, the Building or the Project which will in any way conflict with any matters of record, or any law, statute, ordinance, zoning or governmental rule or regulation now in force or which may hereafter be enacted or promulgated, and shall, at its sole cost and expense, promptly comply with all matters of record and all laws, statutes, ordinances and governmental rules, regulations and requirements now in force or which may hereafter be in force and with the requirements of any Board of Fire Underwriters or other similar body now or hereafter constituted, foreseen or unforeseen, ordinary as well as extraordinary, relating to or affecting the condition, use or occupancy of the Building or the Project, excluding structural changes not relating to or affected by Tenant's improvement or acts. The judgment of any court of competent jurisdiction or the admission by Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any matters of record, or any law, statute, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact between Landlord and Tenant. In addition, Tenant shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which the floor was designed to carry, nor shall Tenant install business machines or other mechanical equipment in the Leased Premises which cause noise or vibration that may be transmitted to the structure of the Building. Tenant shall indemnify, protect, defend and hold Landlord and against all claims, damages, losses, costs, liabilities and expenses, whatsoever arising in whole or in part from Tenant's breach of this paragraph.


                       XXII. SUBORDINATION AND ATTORNMENT
                             ----------------------------

     22.1 Subordination. This Lease and all rights of Tenant hereunder shall be, at the option of Landlord, subordinate to (a) all matters of record, (b) all ground leases, overriding leases and underlying leases (collectively referred to as the "leases") of the Building or the Project now or hereafter existing, (c) all first mortgages and first deeds of trust (individually referred to as a "mortgage" and collectively referred to as the "mortgages") which may now or hereafter encumber or affect the Building or the Project, and (d) all renewals, modifications, amendments, replacements and extensions of leases and mortgages and to spreaders and consolidations of the mortgages, whether or not leases or mortgages shall also cover other lands, buildings or leases. The provisions of this Article 22.1 shall be self-operative and no further instruments of subordination shall be required; however in conformation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any lease or the holder of any mortgage or any of their respective assigns or successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is subject and subordinate is called a "Superior Lease" and the lessor under a Superior Lease or its assigns or successors in interest is called a "Superior Lessor." Any mortgage to which this Lease is subject and subordinate is called a "Superior Mortgage" and the holder of a Superior Mortgage is called a "Superior Mortgagee." If Landlord, a Superior Lessor or a Superior Mortgagee requires that such instruments be executed by Tenant, Tenant's failure to do so within ten
(10) days after request therefor shall be deemed an Event of Default under this Lease. Tenant waives any right to terminate this Lease because of any foreclosure proceedings.

     22.2 Attornment. If any Superior Lessor or Superior Mortgagee (or any purchaser at a foreclosure sale) succeeds to the rights of Landlord under this Lease, whether through possession or foreclosure action, or the delivery of a new lease or deed (a "Successor Landlord"), Tenant shall attorn to and recognize such Successor Landlord as Tenant's landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment.

     22.3 Termination of Superior Lease. In the event of the termination of the Superior Lease, the Superior Lessor may notify, within six (6) months after the termination of the Superior Lease, Tenant of the Superior Lessor's election to either ratify and adopt this Lease or terminate this Lease within two (2) months following such notice. The foregoing shall not apply if this Lease is for a term of five (5) years or less and the Leased Premises are 10,000 square feet or less.

                          XXIII. ESTOPPEL CERTIFICATE
                                 --------------------

     23.1 Estoppel Certificate. Tenant shall, from time to time, within ten (10) days after written request by Landlord, execute, acknowledge and deliver to Landlord or Landlord's designee a statement in writing certifying: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect); (b) the dates to which Annual Basic Rent, Additional Rent and other charges are paid in advance, if any; (c) that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder or specifying such defaults if any are claimed; and (d) that Tenant has paid Landlord the Security Deposit. In addition, such statement shall provide such other information and facts Landlord may reasonably require, including, but not limited to, the Commencement Date and termination date of the Lease Term. Any such statement may be relied upon by any prospective or existing purchaser, ground lessee or mortgagee of all or any portion of the Project, as well as by any other assignee of Landlord's interest in this Lease. Tenant's failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) that there are no uncured defaults in Landlord's performance hereunder; (iii) that Tenant has paid to Landlord the Security Deposit; (iv) that no more than one month's installment of Annual Basic Rent or Additional Rent has been paid in advance; and (v) that the other information and facts set forth therein are true and correct.

                                  XXIV. SIGNS
                                        -----

      Landlord shall retain absolute control over the exterior appearance of the Project and the exterior appearance of the Leased Premises as viewed from outside the Leased Premises. Tenant shall not install, or permit to be installed, any drapes, shutters, signs, lettering, advertising, or any items that will in any way alter the exterior appearance of the Building or the exterior appearance of the Leased Premises as viewed from outside the Leased Premises. Notwithstanding the foregoing, Landlord shall install, at Tenant's sole cost and expense, letters or numerals at or near the entryway to the Leased Premises. All such letters or numerals shall be in accordance with the criteria established by Landlord for the Building. In addition, Tenant's name and suite number shall be identified on the Building directory. All costs shall be borne by the Tenant for any subsequent Building directory changes requested by Tenant.


                                   XXV. LIENS
                                        -----

      Tenant shall keep the Leased Premises free and clear of all mechanic's and material workmen's liens. If, because of any act or omission (or alleged act or omission) of Tenant, any mechanics', material workmen's or other lien, charge or order for the payment of money shall be filed or recorded against the Leased Premises, the Project or the Building, or against any other property of Landlord (whether or not such lien, charge or order is valid or enforceable as such), Tenant shall, at its own expense, cause the same to be cancelled or discharged of record within thirty (30) days after Tenant shall have received written notice of the filing thereof, or Tenant may, within such thirty (30) day period, furnish to Landlord, a bond pursuant to A.R.S. Section 33-104 (or any successor statute) and satisfactory to Landlord and all Superior Lessors and Superior Mortgagees against the lien, charge or order, in which case Tenant shall have the right to contest, in good faith, the validity or amount thereof.


                               XXVI. HOLDING OVER
                                     ------------

      The date of termination of this Lease and the right of Landlord to recover immediate possession of the Leased Premises thereupon is an important and material matter affecting the parties and the rights of third parties, all of which have been specifically considered by Landlord and Tenant. Tenant shall not hold over. In the event of any continued occupancy or holding over of the Leased Premises without the express written consent of Landlord beyond the expiration of earlier termination of this Lease or beyond the expiration or earlier termination of Tenant's right to occupy the Leased Premises, whether in whole or in part, or by leaving property on the Leased Premises or otherwise, this Lease shall be deemed a monthly tenancy and Tenant shall pay two (2) times the Annual Basic Rent then in effect, in advance at the beginning of the hold-over month(s), plus any Additional Rent or other charges or payments contemplated in this Lease, and any other costs, expenses, damages, liabilities and attorneys' fees incurred by Landlord on account of Tenant's holding over.

                             XXVII. ATTORNEYS' FEES
                                    ---------------

      Tenant shall pay to Landlord all amounts for costs (including reasonable attorneys' fees) incurred by Landlord in connection with any breach or default by Tenant under this Lease or incurred in order to enforce or interpret the terms or provisions of this Lease. Such amounts shall be payable within five (5) days after receipt by Tenant of Landlord's statement. In addition, if any action shall be instituted by either of the parties hereto for the enforcement or interpretation of any of their respective rights or remedies in or under this Lease, the prevailing party shall be entitled to recover from the losing party all costs incurred by the prevailing party in such action and any appeal therefrom, including reasonable attorneys' fees to be fixed by the court. Further, should Landlord be made a party to any litigation between Tenant and any third party, then Tenant shall pay all costs and attorneys' fees incurred by or imposed upon Landlord in connection with such litigation.

                      XXVIII. RESERVED RIGHTS OF LANDLORD
                              ---------------------------

      Landlord reserves the following rights, exercisable without liability to Tenant for damage or injury to property, persons or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession or giving rise to any claim:

          (a) To name the Building and the Project and to change the name or street address of the Building or the Project;

          (b) To install and maintain all signs on the exterior and interior of the Building and the Project;

          (c) To designate or approve all sources furnishing sign painting and lettering;

          (d) During the last ninety (90) days of the Lease Term, if Tenant has vacated the Leased Premises, to decorate, remodel, repair, alter or otherwise prepare the Leased Premises for reoccupancy, without affecting Tenant's obligation to pay Annual Basic Rent and Additional Rent;

          (e) To have pass keys to the Leased Premises and all doors therein, excluding Tenant's vaults and safes;

          (f) On reasonable prior notice to Tenant, to exhibit the Leased Premises to any prospective purchaser, mortgagee, or assignee of any mortgage on the Building or the Project and to others having interest therein at any time during the Lease Term, and to prospective Tenants during the last six (6) months of the Lease Term;

          (g) To take any and all measures, including entering the Leased Premises for the purposes of making inspections, repairs, alterations, additions and improvements to the Leased Premises or to the Building (including, for the purposes of checking, calibrating, adjusting and balancing controls and other parts of the Building systems) as may be necessary or desirable for the operation, improvement, safety, protection or preservation of the Leased Premises or the Building, or in order to comply with all laws, orders and requirements of governmental or other authorities, or as may otherwise be permitted or required by this Lease; provided, however, that Landlord shall endeavor (except in an emergency) to minimize interference with Tenant's business in the Leased Premises;

          (h) To relocate various facilities within the Building or the Project if Landlord shall determine such relocation to be in the best interest of the development of the Building or the Project, provided, that such relocation shall not materially restrict access to the Leased Premises;

          (i) To change the nature, extent, arrangement, use and location of the Building Common Areas and any common areas of the Project;

          (j) To commence or discontinue operation of any health club, fitness center or restaurant located in the Project;

          (k) To make alterations or additions to and to build additional stories on the Building and to build additional buildings or improvements in the Project; and

          (l) To install vending machines of all kinds in the Leased Premises and the Building, and to receive all of the revenue derived therefrom, provided, however, that no vending machines shall be installed by Landlord in the Leased Premises unless Tenant so requests.

Landlord further reserves the exclusive right to the roof of the Building. No easement for light, air, or view is included in the leasing of the Leased Premises to Tenant. Accordingly, any diminution or shutting off of light, air or view by any structure which may be erected in the Project or on other properties in the vicinity of the Building shall in no way affect this Lease or impose any liability upon Landlord.

                              XXIX. EMINENT DOMAIN
                                    --------------

     29.1 Taking. If the whole of the Building is lawfully and permanently taken by the condemnation or a deed in lieu thereof or any other manner for any public or quasi-public purpose, this Lease shall terminate as of the date of vesting of title in such condemning authority and the Annual Basic Rent and Additional Rent shall be prorated to such date. If any part of the Building or Project is so taken, or if the whole of the Building is taken, but not permanently, then this Lease shall be unaffected thereby, except that (a) Landlord may terminate this Lease by notice to Tenant within ninety (90) days after the date of vesting of title in the condemning authority, and (b) if twenty percent (20%) or more of the Leased Premises shall be permanently taken and the remaining portion of the Leased Premises shall not be reasonably sufficient for Tenant to continue operation of its business, Tenant may terminate this Lease by notice to Landlord within ninety (90) days after the date of vesting of title in such condemning authority. This Lease shall terminate on the thirtieth (30th) day after receipt by Landlord of such notice, by which date Tenant shall vacate and surrender the Leased Premises to the Landlord. The Annual Basic Rent and Additional Rent shall be prorated to the earlier of the termination of this Lease or such date as Tenant is required to vacate the Leased Premises by reason of the taking. If this Lease is not terminated as a result of a partial taking of the Leased Premises, the Annual Basic Rent and Additional Rent shall be equitably adjusted according to the rentable area of the Leased Premises and Building remaining.

     29.2 Award. In the event of a taking of all or any part of the Building or the Project, all of the proceeds or the award, judgment, settlement or damages payable by the condemning authority shall be and remain the sole and exclusive property of Landlord, and Tenant hereby assigns all of its right, title and interest in and to any such award, judgment, settlement or damages to Landlord. Tenant shall, however, have the right, to the extent that the same shall not reduce or prejudice amounts available to Landlord, to claim from the condemning authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for relocation benefits, moving expenses, and damages to Tenant's personal property and trade fixtures.

                                  XXX. NOTICES
                                       -------

      Any notice or communication given under the terms of this Lease shall be in writing and shall be delivered in person, sent by any public or private express delivery service or deposited with the United States Postal Service or a successor agency, certified or registered mail, return receipt requested, postage pre-paid, addressed as set forth in the Basic Provisions, or at such other address as any party, the Superior Lessor, or the Superior Mortgagee may from time to time designate by notice hereunder. Notice shall be effective and deemed given when personally delivered or three days after deposited in the U.S. Mail, postage prepaid. The inability to deliver a notice because of a changed address of which no notice was given or a rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by Landlord may be given the legal counsel or the authorized agent of the Landlord.

                          XXXI. RULES AND REGULATIONS
                                ---------------------

      Tenant shall abide by all rules and regulations of the Project imposed by Landlord, as attached hereto as Exhibit "D" or as may hereafter be issued by Landlord. Such rules and regulations are imposed to enhance the cleanliness, appearances, maintenance, order and use of the Leased Premises, the Building and the Project, and the proper enjoyment of the Building and the Project by all tenants and their clients, customers and employees. The rules and regulations of the Project may be changed from time to time upon ten (10) days notice to Tenant. Breach of the rules and regulations by Tenant shall constitute an Event of Default if such breach is not fully cured within ten (10) days after written notice to Tenant by Landlord. Landlord shall not be responsible to Tenant for nonperformance by any other tenant, occupant or invitee of the Building or the Project of any rules or regulations.

                         XXXII. ACCORD AND SATISFACTION
                                -----------------------

      No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Annual Base Rent and Additional Rent (jointly called "Rent" in this Article XXXII), shall be deemed to be other than on account of the earliest stipulated Rent due and not yet paid, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue any other remedy in these Lease. No receipt of money by Landlord from Tenant after the termination of this Lease, after the service of any notice relating to the termination of this Lease, after the commencement of any suit, or after final judgment for possession of the Leased Premises, shall reinstate, continue or extend the Lease Term or affect any such notice, demand, suit or judgment.

                     XXXIII. HAZARDOUS MATERIALS REGULATION
                             ------------------------------

     33.1 Hazardous Materials Regulations. Tenant shall strictly comply with all statutes, laws, codes, ordinances, rules, regulations and precautions now or hereafter mandated or advised by any federal, state, local or other governmental agency with respect to the use, generation, storage, or disposal of hazardous, toxic, or radioactive materials (collectively referred to as "Hazardous Materials"). Landlord shall have the right, but not the obligation, at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions. The full cost of all such inspections, tests and investigations shall be borne by Tenant. As used herein, Hazardous Materials shall include, but not be limited to, those substances defined as "hazardous substances or pollutant or contaminants," "hazardous wastes," "toxic substances," regulated substances," or other similar designations in the Comprehensive Environmental Response, Compensation and Liability Act of

1980, as amended, 42 U.S.C. Section 9601, et seq.; the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; Paragraph 9001 of the solid Waste Disposal Act, as amended by Paragraph 601 of the Hazardous and solid Waste Amendments of 1984; and any other federal, state or local governmental statues, laws, ordinances, and codes, including any and all rules, and regulations and precautions promulgated thereunder. Tenant shall not cause, or allow anyone else under the control of Tenant to cause, any Hazardous Material to be used, generated, stored, discharged, released or disposed of on or about the Premises, Building or Project, including all common areas, without the prior written consent of Landlord, which consent may be withheld or revoked at any time, in the sole discretion of Landlord, Tenant's indemnification of Landlord pursuant to Article 5.08, above, shall extend to all liability, including all foreseeable and unforeseeable consequential damages and all fines, penalties, assessments or charges that may be assessed for the disposal, discharge or release of Hazardous Materials at, on or in the Premises, directly or indirectly arising out of the use, generation, storage, transportation, or disposal of Hazardous Materials by Tenant or anyone under Tenant's control. Neither the written consent by Landlord to the use, generation, storage, or disposal of Hazardous Materials nor the strict compliance by Tenant with all statutes, laws, ordinances, rules, codes, regulations, and precautions pertaining to Hazardous Materials shall excuse Tenant from Tenant's obligation to indemnification pursuant to this subsection. Tenant's obligation pursuant to the foregoing indemnity shall survive the termination of this Lease.

                              XXXIV. MISCELLANEOUS


      34.1 Entire Agreement Amendments. This Lease and any Exhibits and Riders attached hereto set forth all of the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Leased Premises and there are no covenants, promises, agreements, representations, warranties, conditions or understandings either oral or written between them other than as contained in this Lease. Except as otherwise provided in this Lease, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless it is in writing and signed by both Landlord and Tenant.

      34.2 Time of the Essence. Time is of the essence of each and every term, covenant and condition of this Lease.

      34.3 Binding Effect. The covenants and conditions of this Lease shall, subject to the restrictions on assignment and subletting, apply to and bind the heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto.

      34.4 Recordation. Neither this Lease nor any memorandum hereof shall be recorded by Tenant. At the sole option of Landlord, Tenant and Landlord shall execute, and Landlord may record, a short form memorandum of this Lease in form and substance satisfactory to Landlord.

      34.5 Governing Law. This Lease and all the terms and conditions thereof shall be governed by and construed in accordance with the laws of the State of Arizona. Landlord and

Tenant agree that any action or proceeding arising out of this lease shall be heard by a court of competent jurisdiction sitting without a jury, and each hereby waives all rights to trial by jury.

      34.6 Defined Terms and Paragraphs Headings. The words "Landlord" and "Tenant" as used in this Lease shall include the plural as well as the singular. Words used in masculine gender include the feminine and neuter. If there is more than one Tenant, the obligations in this Lease imposed upon Tenant shall be joint and several. The paragraph headings and titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

      34.7 Authority. If Tenant executes this Lease as a partnership, each individual executing this Lease on behalf of the partnership represents and warrants that he or she is a general partner of the partnership and that this Lease is binding upon the partnership in accordance with its terms. If Tenant executes this Lease as a corporation or a limited liability company, each of the persons executing this Lease on behalf of Tenant covenants and warrants that Tenant is a duly authorized and existing corporation or limited liability company, that Tenant has and is qualified to transact business in Arizona, that the corporation or limited liability company has full right, authority and power to enter into this Lease and to perform its obligations hereunder, that each person signing this Lease on behalf of the corporation or limited liability company is authorized to do so and that this Lease is binding upon the corporation or limited liability company in accordance with its terms.

      34.8 No Waiver. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

      34.9 Severability. If any clause or provision of this Lease is or becomes illegal or unenforceable because of any present or future law or regulation of any governmental body or entity effective during the Lease Term, the intention of the parties is that the remaining provisions of this Lease shall not be affected thereby.

      34.10 Exhibits. If any provision contained in an Exhibit, Rider or Addenda to this Lease is inconsistent with any other provision of this Lease, the provision contained in this Lease shall supersede the provisions contained in such Exhibit, Rider or Addenda, unless otherwise provided.

      34.11 Fair Meaning. The language of this Lease shall be construed to its normal and usual meaning and not strictly for or against either Landlord or Tenant. Each party has reviewed and revised this Lease and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Lease, or any Exhibits, Riders or amendments hereto.

      34.12 No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation of this Lease shall not work as a merger and shall, at Landlord's option, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

      34.13 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, act of God, inability to obtain labor or materials for reasonable substitutes therefor, governmental restrictions, regulations or controls, judicial orders, enemy or hostile governmental actions, civil commotions, fire or other casualty and other causes beyond the reasonable control of Landlord shall excuse the Landlord's performance hereunder for the period of any such prevention, delay, or stoppage.

      34.14 Government Energy or Utility Controls. In the event of the imposition of federal, state or local governmental controls, rules, regulations or restrictions on the use or consumption of energy or other utilities during the Lease Term, both Landlord and Tenant shall be bound thereby. In the event of a difference in interpretation of any governmental control, rule, regulation or restriction between Landlord and Tenant, the interpretation of Landlord shall prevail, and Landlord shall have the right to enforce compliance, including the right of entry into the Leased Premises to effect compliance.

      34.15 Shoring. If any excavation or construction is made adjacent to, upon or within the Building, or any part thereof, Tenant shall afford to any and all persons causing or authorized to cause such excavation or construction license to enter onto the Leased Premises for the purposes of doing such work as such persons shall deem necessary to preserve the Building or any portion thereof from injury or damage and to support the same by proper foundations, braces and supports without any claim for damages, indemnity or abatement of Annual Basic Rent or Additional Rent or for a constructive or actual eviction of Tenant.

      34.16 Transfer of Landlord's Interest. The term "Landlord" as used in this Lease, insofar as the covenants or agreements on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners of Landlord's interest in this Lease at the time in question. Upon any transfer or transfers of such interest, the Landlord herein named (and in the case of any subsequent transfer, the then transferor) shall thereafter be relieved of all liability for the performance of any covenants or agreements on the part of the Landlord contained in this Lease.

      34.17 Limitation on Landlord's Liability. If Landlord becomes obligated to pay Tenant any judgment arising out of any failure by the Landlord to perform or observe any of the terms, covenants, conditions or provisions to be performed or observed by Landlord under this Lease, Tenant shall be limited in the satisfaction of such judgment solely to Landlord's interest in the Building and the Project or any proceeds arising from the sale thereof and no other property or assets of Landlord or the individual partners, directors, officers or shareholders of Landlord or its constituent partners shall be subject to levy, execution or other enforcement procedure whatsoever for the satisfaction of any such money judgment.

      34.18 Financial Statements. Tenant acknowledges that, prior to its execution of this Lease, it has delivered to Landlord current financial statements of Tenant, and hereby represents and warrants that such financial statements are true and correct in all material respects. In addition, within ten (10) days after Landlord's written request, at any time and from time to time, Tenant shall deliver to Landlord updated, audited financial statements of Tenant.

      34.19 Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Project or any portion thereof, the lender shall request modifications in the Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created of Tenant's rights hereunder.

      34.20 Brokerage Fees. Tenant warrants and represents that is has not dealt with any realtor, broker or agent in connection with this Lease except the Broker identified in Article 1.20. Tenant shall indemnify, defend and hold Landlord harmless for, from and against any cost, expense or liability (including the cost of suit and reasonable attorneys' fees) for any compensation, commission or charges claimed by any other realtor, broker or agent in connection with this Lease or by reason of any act of Tenant.

      34.21 Americans with Disability Act. Tenant hereby acknowledges that the Leased Premises, is subject to the Americans with Disabilities Act of 1990 and related rules and regulations (the "ADA") and that the ADA may require substantial modifications to the use and/or physical structure of the Leased Premises. Tenant further acknowledges that it will be solely responsible for determining the specific application of the ADA to the Leased Premises. If Landlord provides space plans for all or any part of the Leased Premises, Landlord makes no representations or warranties, express or implied, that such plans are in compliance with the ADA. Tenant shall be responsible for retaining qualified experts and legal counsel of their choice to detect and correct any aspect of the structure or use of the Leased Premises, including without limitation any modifications of the structure or use reflected in any space plan and to determine the liability for ADA compliance under any transaction documents relating to the Leased Premises.

      [reserved]

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date and year first above written.

                                    LANDLORD:

                                    INDELA CAMELSQUARE LIMITED LIABILITY
                                    COMPANY, an Arizona limited liability
                                    company

                                    by Sam Halpern - Member


                                    By:   /s/ Sam Halpern
                                       ---------------------------------------
                                                    Sam Halpern



                                    TENANT:

                                    NETWORLD.COM INC.                   , a(n)
                                    ------------------------------------------
                                    Arizona Corporation
                                    ------------------------------------------


                                    By:   /s/ Kendall Q. Northern
                                       ---------------------------------------
                                    Its:  President
                                       ---------------------------------------

                                    By:
                                       ---------------------------------------
                                    Its:
                                        --------------------------------------

                                   Exhibit "A"
                                 Leased Premises





                                   EXHIBIT "A"
                                 LEASED PREMISES

                                   EXHIBIT "B"

                         MEMORANDUM OF COMMENCEMENT DATE


      THIS MEMORANDUM OF COMMENCEMENT DATE is entered into this 28th day of November, 1995 by INDELA CAMELSQUARE LIMITED LIABILITY COMPANY, an Arizona limited liability company ("Landlord"), and NETWORLD.COM INC., a(n) Arizona Corporation ("Tenant").


                                    RECITALS

      A. Landlord and Tenant have previously executed that certain Office Leased dated November 28, 1995 ("Lease"), pursuant to which Tenant has leased from Landlord certain premises more particularly described therein.

      B. Pursuant to the provisions of Article 3.3 of the Lease, Landlord and Tenant have agreed to execute this Memorandum of Commencement Date to specify the Commencement Date of the Lease Term.

      NOW, THEREFORE, in consideration of the foregoing recitals, the execution and delivery of the Lease and other good and valuable consideration, the receipt, sufficiency and validity of which of which is hereby acknowledged, Landlord and Tenant agree as follows:

      1. Commencement Date. The Commencement Date is December 1, 1995. All reference in the Lease to Commencement Date shall be deemed to be references to December 1, 1995.

      2. Definitions. Capitalized terms used in this Memorandum of Commencement Date without definition shall have the meaning assigned to such terms in the Lease, unless the context requires otherwise.

      3. Full Force and Effect. Except as specifically modified by this Memorandum of Commencement Date, the Lease remains in full force and effect.


                                   Exhibit "B"
                         Memorandum of Commencement Date

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum of Commencement Date as of the date and year first above written.

                                    LANDLORD:

                                    INDELA CAMELSQUARE LIMITED LIABILITY
                                    COMPANY, an Arizona limited liability
                                    company

                                    by Sam Halpern - Member


                                    By:   /s/ Sam Halpern
                                       ---------------------------------------
                                                    Sam Halpern



                                    TENANT:

                                    NETWORLD.COM INC.                   , a(n)
                                    ------------------------------------------
                                    Arizona Corporation
                                    ------------------------------------------


                                    By:   /s/ Kendall Q. Northern
                                       ---------------------------------------
                                    Its:  President
                                       ---------------------------------------

                                    By:
                                       ---------------------------------------
                                    Its:
                                        --------------------------------------


                                   Exhibit "B"
                         Memorandum of Commencement Date

                                   EXHIBIT "D"

                         BUILDING RULES AND REGULATIONS

      1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Building shall not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the premises demised to any tenant or occupant.

      2. No awnings or other projection shall be attached to the outside walls or windows of the Building. No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the premises demised to any tenant or occupant, without the prior written consent of Landlord. All electrical fixtures hung in the Leased Premises must be of a type, quality, design, color, size and general appearance approved by Landlord.

      3. The windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed, nor shall any bottles, parcels, or other articles be placed on any window sills.

      4. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors, vestibules or other public parts of the Building.

      5. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. No tenant shall bring or keep, or permit to be brought or kept, any inflammable, combustible, explosive or hazardous fluid, material, chemical or substance in or about the premises demised to such tenant.

      6. No tenant or occupant shall mark, paint, drill into or in any way deface any part of the Building or the premises demised to such tenant or occupant. No boring, cutting or strings of wires shall be permitted, except with the prior consent of Landlord, and as Landlord may direct. No tenant or occupant shall install any resilient tile or similar floor covering in the premises demised to such tenant or occupant except in a manner approved by Landlord.

      7. No bicycles, vehicles or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the premises demised to any tenant. No cooking shall be done or permitted in the Building by any tenant without the written approval of Landlord. No tenant shall cause or permit any unusual or objectionable odors to emanate from the premises demised to such tenant.

      8. No space in the Building shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction.

      9. No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of any musical instrument, radio, television set or other audio


                                   EXHIBIT "D"
                         Building Rules and Regulations
device, unmusical noise, whistling, singing, or in any other way. Nothing shall be thrown out of any doors.

      10. No additional locks or bolts of any kind shall be placed upon any of the doors, nor shall any changes be made in locks or the mechanism thereof. Each tenant must, upon termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such Tenant.

      11. All removals from the Building, or the carrying in or out of the Building or from the premises demised to any tenant, of any safes, freight, furniture or bulky matter of any description must take place at such time and in such manner as Landlord or its agents may determine, from time to time. Landlord reserves the right to respect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the rules and regulations or the provisions of such tenant's lease.

      12. No tenant shall use or occupy, or permit any portion of the premises demised to such tenant to be used or occupied, as an office for a public stenographer or typist, or as an employment bureau. No tenant or occupant shall engage or pay any employees in the Building, except those actually working for such tenant or occupant in the Building, nor advertise for day laborers giving and address at the Building.

      13. No tenant or occupant shall purchase bottled water, lighting maintenance, cleaning towels or other like service, from any company or person not approved in writing by Landlord.

      14. Landlord shall have the right to prohibit any advertising by any tenant or occupant which, in Landlord's opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon notice from Landlord, such tenant or occupant shall refrain from or discontinue such advertising.

      15. Each tenant, before closing and leaving the premises demised to such tenant at any time, shall see that all entrance doors are locked and all electrical equipment and lighting fixtures are turned off.

      16. Each tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Landlord's agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

      17. No premises shall be used, or permitted to be used for lodging or sleeping, or for any immoral or illegal purposes.

      18. The requirements of tenants will be attended to only upon application at the office of Landlord. Building employees shall not be required to perform, and shall not be requested by any tenant or occupant to perform, and work outside of their regular duties, unless under specific instructions from the office of Landlord.


                                   EXHIBIT "D"
                         Building Rules and Regulations

      19. Canvassing, soliciting and peddling in the Building are prohibited and each tenant and occupant shall cooperate in seeking their prevention.

      20. There shall not be used in the Building, either by any tenant or occupant or by their agents or contractors, in the delivery or receipt of merchandise, freight or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards and such other safeguards as Landlord may require.

      21. If the premises demised to any tenant become infested with vermin, such tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be approved in writing by Landlord.

      22. No premises shall be used, or permitted to be used, at any time, without the prior written approval of Landlord, as a store for the sale or display of goods, wares or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purposes.

      23. No tenant shall clean any window of the Building from the outside.

      24. No tenant shall move, or permit to be moved, into or out of the Building or the premises demised to such tenant, any heavy or bulky matter, without the specific approval of Landlord. If any such matter requires special handling, only a qualified person shall be employed to perform such special handling. No tenant shall place or permit to be placed, on any part of the floor or floors of the premises demised to such tenant, a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of safes and other heavy objects, which must be placed so as to distribute the weight.

      25. With respect to work being performed by a tenant in its premises with the approval of Landlord, the tenant shall refer all contractors, contractors' representatives and installation technicians to Landlord for its supervision, approval and control prior to the performance of any work or services. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments, and installations of every nature affecting floors, walls, woodwork, trim, ceilings, equipment and any other physical portion of the Building.

      26. Landlord shall not be responsible for lost or stolen personal property, equipment, money, or jewelry from the premises of tenants or public rooms whether or not such loss occurs when the Building or the premises are locked against entry.

      27. Landlord may permit entrance to the premises of tenants by use of pass keys controlled by Landlord, employees, contractors, or service personnel directly supervised by Landlord and employees of the United States Postal Service.


                                   EXHIBIT "D"
                         Building Rules and Regulations

      28. Each tenant and all of tenant's representatives, shall observe and comply with the directional and parking signs on the Project, and Landlord shall not be responsible for any damage to any vehicle towed because of non-compliance with parking regulations.

      29. No tenant shall install any radio, telephone, television, microwave or satellite antenna, loudspeaker, music system or other device on the roof or exterior walls of the Building or on common walls with adjacent tenants.

      30. Each tenant shall store all trash and garbage within its premises. No material shall be placed in the trash boxes or receptacles in the Building unless such material may be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage and will not result in a violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

      31. No tenant shall employ any persons other than the janitor of Landlord for the purpose of cleaning its premises without the prior written consent of Landlord.

      32. Each tenant shall give prompt notice to landlord of any accidents to or defects in plumbing, electrical or heating apparatus so that same may be attended to properly.

      33. No tenant shall bring onto the Project or into the Building any pollutants, contaminants or hazardous substances (as now or later defined under State or Federal law).

      34. Landlord reserves the right to restricted access to and from the Building between the hours of 6:00 P.M. and 8:00 A.M. on business days and at all hours on Saturdays, Sundays and holidays.

      35. No tenant shall install or permit to be installed any additional lock on any door into or inside of the premises demised to that tenant. Landlord shall be entitled at all times to possession of a duplicate of all keys to all doors into or inside of the premises demised to tenants of the Building. All keys shall remain the property of Landlord. Upon the expiration of the Lease Term, each tenant shall surrender all such keys to Landlord and shall deliver to Landlord the combination to all locks on all safes, cabinets and vaults which will remain in the premises demised to that tenant. Landlord shall be entitled to install, operate and maintain security systems in or about the Property which monitor, by computer, closed circuit television or otherwise, persons entering or leaving the Property, the Building and/or the premises demised to any tenant. For the purposes of this rule the term "keys" shall mean traditional metallic keys, plastic or other key cards and other lock opening devices.


                                   EXHIBIT "D"
                         Building Rules and Regulations

                                    TENANT:

                                    NETWORLD.COM INC.                   , a(n)
                                    ------------------------------------------
                                    Arizona Corporation
                                    ------------------------------------------



                                    By:   /s/ Kendall Q. Northern
                                       ---------------------------------------

                                    Its:  President
                                        --------------------------------------



                                   EXHIBIT "D"
                         Building Rules and Regulations

                                    RIDER "D"



Rider to Lease dated November 28, 1995 between INDELA CAMELSQUARE LIMITED LIABILITY COMPANY, an Arizona limited liability company ("Landlord") and NETWORLD.COM INC., a(n) ARIZONA CORPORATION , ("Tenant")

      1. Parking.

            In consideration for the making of this Lease, Landlord and Tenant do hereby mutually agree that Landlord shall provide Tenant with one (1) covered, reserved parking space throughout the term of this lease, at no charge.

            Landlord reserves the right to designate the location of said parking space.

      2. Definitions. Capitalized terms used in this Rider without definition shall have the definition assigned to such terms in the Lease to which this Rider is attached, unless the context requires otherwise.

      3. Full Force and Effect. Except as specifically modified by this Rider, the Lease to which this rider is attached remains in full force and effect.




/s/                                      /s/
-----------------------------------      -------------------------------------
       Landlord's Initials                        Tenant's Initials


                                   Exhibit "D"
                                     Parking
                                   Page 1 of 1